UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Soliciting Material Pursuant to §240.14a-12

ENTRUST, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Filed by Entrust, Inc. Pursuant to Rule 14a-12

Under the Securities Exchange Act of 1934

Subject Company: Entrust, Inc.

Commission File No.: 000-24733

The following communication was sent to all Entrust, Inc. employees on April 13, 2009:

Letter from Bill Conner to Entrust Employees

I hope you have all seen the news that just crossed the wires. If you haven’t, let me be the first to share with you that Entrust has entered into a definitive agreement to be acquired by Thoma Bravo in a transaction with a total equity value of $114.4 million. After an extensive review of our strategic alternatives, the board of directors has determined that this transaction provides the best value to our shareholders. The leadership team and the board of directors believe this is a win-win-win that provides compelling value for our shareholders, customers and employees.

We are excited about our partnership with Thoma Bravo. It is one of the most experienced and successful private equity firms in the United States and has been providing equity and strategic and operating support to promising businesses and their management teams since 1980. It has a strong record of success and a philosophy of keeping management in place, which will also occur in this transaction. The companies in which Thoma Bravo invests typically are well-established, profitable businesses run by management teams who recognize that partnering with an experienced private equity investor like Thoma Bravo, can provide the capital and strategic and operational support that will allow their business to grow more rapidly.

We believe this new ownership structure will remove the increasing cost of being a public, stand-alone software company at a time when costs must be minimized. Moving forward, the company will be able to focus our resources completely on our business, customers and market leadership vs. the time and substantial cost of being public. This freedom will also enable the continued migration to a subscription software enabled business which has proven difficult to value in a quarterly revenue market model.

As a trusted expert, Entrust develops security solutions that provide confidence to consumers, enterprises and governments. In the future, we will be better positioned to continue our leadership in our three key platforms – Risk Based Authentication and Fraud Detection, public key infrastructure (PKI) and our Certificate Services. We can focus our energies to build stronger security platforms that grow as the needs of our customer’s security requirements evolve; better serve our 2,000+ customers in 60 countries across the globe; and maximize opportunities for Entrust to grow in years ahead.

I am proud of what we have been able to accomplish as a publicly traded company and the tremendous value we have been able to bring to Entrust over the years. Our leadership during the development of PKI was the catalyst for today’s enterprise and consumer security architecture. Now, Entrust solutions help address security challenges with layered strategies that provide multiple safeguards to protect information and identities against sophisticated threats, increase corporate efficiency, and enable customers to apply security policies and procedures that help fulfill regulatory demands, while still empowering users.

The deal we’ve announced today is, from my viewpoint, and that of the board of directors, in the best interests of our shareholders, our company, customers, partners and employees. As a private company, working with Thoma Bravo, we have an opportunity to gain scale, position ourselves in a rapidly changing security solutions marketplace to achieve our strategic goals and serve our customers with even greater innovation and responsiveness.

We’re a great team and I hope you’ll share in the excitement for the opportunities that lie ahead as we cross this milestone in our company’s journey. Our accomplishments give us a great deal to be proud of and there is so much more we will achieve in the future together.

Bill Conner

President and CEO

Additional Information and Where You Can Find It

In connection with the proposed transaction, Entrust will file a proxy statement and relevant documents concerning the proposed transaction with the SEC. Investors and security holders of Entrust are urged to read the proxy statement and any other relevant documents filed with the SEC when they become available because they will contain important information about Entrust and the proposed transaction. The proxy statement (when it becomes available) and any other documents filed by Entrust with the SEC may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Entrust by contacting Entrust Investor Relations at david.rockvam@entrust.com or via telephone at 972-728-0424. Investors and security holders are urged to read the proxy statement and the other relevant materials when they become available before making any voting or investment decision with respect to the proposed transaction.

Entrust and its directors, executive officers and certain other members of its management and employees may, under SEC rules, be deemed to be participants in the solicitation of proxies from Entrust’s shareholders in connection with the transaction. Information regarding the interests of such directors and executive officers (which may be different then those of Entrust’s shareholders generally) is included in Entrust’s proxy statements and Annual Reports on Form 10-K, previously filed with the SEC, and information concerning all of Entrust’s participants in the solicitation will be included in the proxy statement relating to the proposed transaction when it becomes available. Each of these documents is, or will be, available free of charge at the SEC’s web site at http://www.sec.gov and from Investor Relations Entrust, at entrust.com\investor.

Filed by Entrust, Inc. Pursuant to Rule 14a-12

Under the Securities Exchange Act of 1934

Subject Company: Entrust, Inc.

Commission File No.: 000-24733

The following document was distributed internally to certain Entrust, Inc. employees to use as a guideline for transaction communications:

MASTER TRANSACTION Q&A

1.	What is Entrust doing?

Entrust has signed a definitive agreement to be acquired by Thoma Bravo that will transform Entrust into a private company. Entrust supports the proposed transaction which it believes is a win-win-win that provides compelling value for our shareholders, customers and employees.

2.	What are the terms of the deal? What do Entrust’s shareholders gain from this?

Under the terms of the agreement, Entrust’s shareholders will receive $1.85 in cash for each share of Entrust common stock they hold, representing a premium of approximately 22.4 percent over Entrust’s average closing share price of $1.51 during the 30 trading days ending April 9, 2009 and 25.8 percent over Entrust’s average closing share price of $1.47 during the 90 trading days ending April 9, 2009.

The board of directors of Entrust has approved the merger agreement and resolved to recommend that Entrust’s shareholders adopt the agreement.

3.	Did Entrust do this because it was in financial trouble?

No. The board of directors determined that this was the best outcome for the Company shareholders. The factors considered by the board of directors in making this decision will be set forth in the proxy statement to be filed with the SEC and mailed to Company shareholders.

4.	How does this announcement affect your first quarter 2009 earnings announcement?

On April 13th, the day of the transaction announcement the company issued its preliminary Q1 results and will release its full results April 28th.

5.	Who is the CEO of Entrust and what role will he play after the acquisition?

Bill Conner is the current CEO of Entrust and has agreed in principle to remain the CEO post-closing.

6.	Is there any provision in the deal to keep Entrust’s top executives in place for a period of time?

We do not contemplate major changes to our leadership structure as a result of this transaction and there is a strong commitment from the Entrust team to continue being part of a winning leadership story. Certain top Company executives have executed term sheets for employment agreements post-closing, and are expected to sign written employment agreements in connection with the closing

7.	When do you expect the acquisition to close and what approvals are required?

The transaction is currently expected to close late in the second quarter or early in the third quarter of this year and is subject to customary regulatory approvals and the approval of Entrust’s shareholders. The transaction is not contingent on Thoma Bravo obtaining any financing.

8.	Why would you choose to sell to a private equity firm at this time given the number of high profile deals that have gone sour in recent days?

After an extensive review of our strategic alternatives, Entrust and its board of directors have determined that this transaction provides for the best and fair value for shareholders. The factors considered by the board of directors in making this decision will be set forth in the proxy statement to be filed with the SEC and mailed to Company shareholders. The transaction is not contingent on Thoma Bravo obtaining any financing.

9.	Will Entrust retain its locations in Canada?

There are no plans to close any locations. Ottawa is our largest facility, our Canadian headquarters and is our center for product development. It continues to be a very important and strategic location to Entrust.

10.	Does Entrust have any plans for further investment in Canada?

As Entrust continues to grow, it would be natural to continue to invest in Entrust’s Canadian operations.

11.	Under what circumstances would Entrust leave Canada?

At this time, that is not a consideration. Ottawa is a cost effective place for us to develop our products and the area has always provided a highly skilled employee base.

12.	Are there any caps/collars/other financial conditions on the deal?

There is no cap or collar on the amount payable at time of closing.

13.	Does this change your guidance for 2009 (Revenue & EPS growth)?

At this time, no.

14.	Who is Entrust’s financial advisor and did Entrust get a fairness opinion?

Barclays Capital serves as Entrust’s financial advisor and provided a fairness opinion in connection with the transaction.

15.	Who is Thoma Bravo?

Thoma Bravo is a leading private equity investment firm that has been providing equity and strategic support to experienced management teams building growing companies for more than 28 years. The firm originated the concept of industry consolidation investing, which seeks to create value through the strategic use of acquisitions to accelerate business growth. Through a series of private equity funds, Thoma Bravo currently manages approximately $2.5 billion of equity capital. In the software industry, Thoma Bravo has completed 38 acquisitions across 12 platform companies with total annual earnings in excess of $600 million.

16.	Who is the CEO of Thoma Bravo and when was it founded?

Thoma Bravo is managed by its four managing partners: Orlando Bravo, Scott Crabill, Lee Mitchell and Carl Thoma. It is the successor to a firm founded in 1980.

17.	Where is Thoma Bravo based and how many employees does it have?

Thoma Bravo has 23 employees and offices in Chicago and San Francisco.

18.	How does Entrust fit in with Thoma Bravo’s portfolio?

Entrust will be Thoma Bravo’s 13th software platform investment. Thoma Bravo has a history of growing revenue and increasing the profitability of its portfolio companies through organic growth and consolidation. Entrust will serve as its first security investment and will be a platform for them to build on.

19.	Thoma Bravo has acquired a number of software companies previously. What are the results of those acquisitions?

Thoma Bravo has a strong record of success and a philosophy of keeping management in place. The companies in which Thoma Bravo invests typically are well-established, profitable businesses run by management teams who recognize that partnering with an experienced private equity investor such as Thoma Bravo can provide the capital and strategic and operational support that will allow their business to grow more rapidly, become a leader and consolidator in its industry and create more value for its shareholders.

20.	Who are some of the companies that Thoma Bravo has acquired in a similar fashion?

Thoma Bravo has become particularly known for their investment experience and success in both the software and services business sectors, including vertical market software and business and financial services of various kinds. The companies below are representative of the firm’s recent software investments:

Prophet21

Datatel

Vision Solutions

Hyland Software

Manatron

Embarcadero Technologies

21.	What is Thoma Bravo’s Web site address?

www.thomabravo.com

22.	I am an Entrust shareholder. Do I have to give up my shares?

If the shareholders approve the transaction and the other closing conditions are satisfied, yes.

23.	Aren’t there other ways to release the value of the company to Entrust shareholders?

After an extensive review of our strategic alternatives, Entrust and its board of directors and Barclays have determined that this transaction provides for the best and fair value for shareholders. The factors considered by the board of directors in making this decision will be set forth in the proxy statement to be filed with the SEC and mailed to Company shareholders.

24.	When will the stock stop trading on the NASDAQ?

On the day the deal closes, which we currently expect to be sometime in late Q2 or early Q3.

25.	What level of shareholder approval is required for this transaction?

A 2/3rd vote of all shareholders is required for approval of the acquisition.

26.	What will happen if you don’t get the required approvals?

The acquisition will not go through and Entrust will continue to trade as a public company with no payout to shareholders.

27.	What is the tax implication for shareholders?

The normal tax effect of selling equities would apply to this transaction. Each shareholder will be different subject to their tax jurisdiction, hold period of stock, etc., and should consult with their own tax advisors.

28.	When do you plan to hold your shareholders meeting? Where?

The time, day, date and place shareholders meeting will be announced once it is determined.

29.	Will you still hold your previously announced shareholder meeting May 1st,

Yes.

30.	Why was the “go-shop” provision including in the agreement?

Subject to the terms of the merger agreement, which has been filed with the SEC, for 30 days the company will have the ability to talk and negotiate with other potential acquirers.

31.	What is a “go-shop” period?

It is a period of time when the company will be able to approach other potential acquirers to further maximize shareholder value.

32.	How long does it last?

30 days.

33.	Does this effectively put Entrust in play for 30 days?

Subject to the terms of the merger agreement, which has been filed with the SEC, for 30 days the company will have the ability to talk and negotiate with other potential acquirers.

34.	Will you make public any offers that you receive?

The company does not have any obligation to make public any offers.

35.	What criteria will you use to determine whether or not to accept an offer?

The board will analyze any other offers based on price, probability to close, regulatory, and any other factors that may be relevant to determine if an offer constitutes a superior proposal and is in the best interests of Entrust’s shareholders.

36.	If Entrust accepts a superior proposal, does it have any obligations to Thoma Bravo? (Is there a break-up fee?)

Yes, subject to the terms of the merger agreement, if the company accepts a superior proposal, a break-up fee would be payable by the company. The amount of this fee varies depending on the circumstances. Details of the fee are provided in the merger agreement, which has been filed with the SEC.

37.	What happens to Entrust’s employees?

Generally speaking, Entrust will operate as a subsidiary of Thoma Bravo, so post-closing employees will still be employees of Entrust.

38.	How and when will we be integrated?

We do not contemplate major changes to our organizational or leadership structure as a result of this transaction and therefore don’t expect much integration to be necessary. However, until the required regulatory and shareholder approvals are obtained and the transaction closes, which is currently expected to occur in late Q2 or early Q3 2009, Thoma Bravo and Entrust will work together to the extent permitted under applicable law to plan for the anticipated integration, but integration cannot begin until the transaction closing occurs.

39.	Will all Entrust employees keep their jobs? Will their jobs change? Will they report to different people?

At this point, we are continuing to evaluate the needs of the business in this unprecedented economic environment. We do not currently have any plans to change the reporting structure or change the job scopes of employees.

40.	Will there be changes to the current Entrust benefits and compensation programs?

As we go forward, the Entrust HR transition team will review pay and benefits and make recommendations. Under the merger agreement, Thoma Bravo has initially agreed to provide continuing employees with compensation and benefits that are, in the aggregate, at least as favorable as their current benefits (except for equity awards). We do not expect any material changes thereafter.

41.	What will happen to Entrust employees’ stock options?

Subject to the closing, each outstanding vested Entrust stock option held will be “converted” on the date of closing into the right to receive the positive difference (if any) between $1.85 and the exercise price per share. All unvested Entrust stock options will be cancelled without payment, as permitted pursuant to the company stock plans the terms of such options.

42.	Do my options vest automatically with the change of control?

No. All unvested Entrust stock options will be cancelled without payment, as permitted pursuant to the company stock plans the terms of such options.

43.	What will happen to company stock-based awards other than options?

Subject to the closing, each outstanding stock-based award shall be “converted” on the date of the closing into the right to receive $1.85 per share.

44.	May I buy or sell shares of Entrust prior to the close of the deal?

All employees are prohibited from buying or selling Entrust shares following the announcement of the transaction today.

45.	Where will Entrust be headquartered?

Entrust will continue to be headquartered in Dallas.

46.	Are there any plans to close any of our offices or layoff any people because of this acquisition?

At this time, there is no plan to close any locations, but we will continue to evaluate the needs of the business in this unprecedented economic environment.

47.	How should employees handle calls/questions from the media (newspapers, television, radio, etc.) regarding the acquisition?

In keeping with Entrust’s standard policy, employees should not respond directly to questions from the media and analysts. Rather, they should refer all questions and information requests from the media to David Chamberlin at 214-669-7299 and from the analysts to David Rockvam at 972-728-0424.

48.	Who should employees contact with questions/concerns during the transition period?

Questions should be directed to your immediate manager who will arrange to obtain the answer for you. The management team will be supported by the Human Resources organization.

49.	How does this deal benefit Entrust’s customers?

This transaction will better position Entrust to continue our leadership in our three key platforms – Risk Based Authentication and Fraud Detection, public key infrastructure (PKI) and our Certificate Services. The new ownership structure will remove a significant amount of expense and distraction attributable to being a public company, at a time when costs must be minimized, and allow us to build stronger security platforms that grow as the needs of our customer’s security requirements evolve; and better serve our 2,000+ customers in 60 countries across the globe.

50.	How will this affect Entrust’s ability to compete in the marketplace?

The anticipated reduction of expenses and distraction will allows us to focus resources completely on our business, customers and market leadership so the company can continue its migration to a subscription based software business. We believe this transaction will better position Entrust to continue our leadership in our three key platforms – Risk Based Authentication and Fraud Detection, public key infrastructure (PKI) and our Certificate Services. We also believe that with the additional resources we will be able to build stronger security platforms that grow as the needs of our customer’s security requirements evolve; better serve our 2,000+ customers in 60 countries across the globe; and maximize opportunities for Entrust to grow in years ahead.

51.	Will this have any affect on Entrust’s long-term outlook?

We expect that this transaction will provide Entrust with the ability to maximize growth and expansion opportunities.

52.	How will this impact Entrust’s current contracts?

Subject to the specific terms of any particular agreement there should be no impact.

53.	Will Entrust continue to build all of its current products?

We do not currently expect to discontinue any products but as always, will continue to evaluate the needs of our customers and business in the ordinary course. We believe that as a result of this transaction, Entrust will be better positioned to build stronger security platforms that can scale and grow as the needs of our customer’s security requirements evolve.

54.	Will my account rep be staying the same?

At this time, there is no plan to change our sales personnel. Our plan is to continue to support our customers in the professional manner we have for over 15 years.

Additional Information and Where You Can Find It

In connection with the proposed transaction, Entrust will file a proxy statement and relevant documents concerning the proposed transaction with the SEC. Investors and security holders of Entrust are urged to read the proxy statement and any other relevant documents filed with the SEC when they become available because they will contain important information about Entrust and the proposed transaction. The proxy statement (when it becomes available) and any other documents filed by Entrust with the SEC may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Entrust by contacting Entrust Investor Relations at david.rockvam@entrust.com or via telephone at 972-728-0424. Investors and security holders are urged to read the proxy statement and the other relevant materials when they become available before making any voting or investment decision with respect to the proposed transaction.

Entrust and its directors, executive officers and certain other members of its management and employees may, under SEC rules, be deemed to be participants in the solicitation of proxies from Entrust’s shareholders in connection with the transaction. Information regarding the interests of such directors and executive officers (which may be different then those of Entrust’s shareholders generally) is included in Entrust’s proxy statements and Annual Reports on Form 10-K, previously filed with the SEC, and information concerning all of Entrust’s participants in the solicitation will be included in the proxy statement relating to the proposed transaction when it becomes available. Each of these documents is, or will be, available free of charge at the SEC’s web site at http://www.sec.gov and from Investor Relations Entrust, at entrust.com\investor.

Cautionary Statement Regarding Forward-Looking Statements

This document contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The forward-looking statements contained in this document include statements about the proposed transaction, the expected impact of the proposed transaction on Entrust’s business, the expected impact of the proposed transaction in Entrust employees and expected benefits to Entrust’s customers. These statements are not guarantees of future performance, involve certain risks, uncertainties and assumptions that are difficult to predict, and are based upon assumptions as to future events that may not prove accurate. Therefore, actual outcomes and results may differ materially from what is expressed herein. For example, if Entrust does not receive required shareholder approval or fails to satisfy other conditions to closing, the transaction will not be consummated. In any forward-looking statement in which Entrust expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the statement or expectation or belief will result or be achieved or accomplished. The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: risks associated with uncertainty as to whether the transaction will be completed, costs and potential litigation associated with the transaction, the failure to obtain Entrust shareholder approval, the failure of either party to meet the closing conditions set forth in the merger agreement, the extent and timing of regulatory approvals and the risk factors discussed from time to time by the company in reports filed with the Securities and Exchange Commission. We urge you to carefully consider the risks which are described in Entrust’s Annual Report on Form 10-K for the year ended December 31, 2008 and in Entrust’s other SEC filings. Entrust is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events, or otherwise.